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                                                                   EXHIBIT 10.29

                                    FORM OF
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this day of __________, 1998, but effective as of _________, 1997 ("Effective Date") by and between OFFICE CENTRE CORPORATION, a corporation with offices located at New York, New York (the "Company") and YANCEY S. JONES ("Executive") of THE SUPPLY ROOM COMPANIES, INC., a subsidiary of the Company ("TSRC").

                                  RECITALS:

         WHEREAS, Executive was previously employed as President and together with related persons was the primary stockholder of TSRC; and

         WHEREAS, a subsidiary of the Company has acquired, through merger, the entire business and assets of TSRC, which business shall be conducted as an integral subsidiary of the Company; and

         WHEREAS, Executive was a key executive in TSRC with expertise in the sales of TSRC products and knowledge of the operation of the business including, but not limited to, sales and customer relation makers; and

         WHEREAS, the Company desires to assure continuance of Executive's service in connection with such business; and

         WHEREAS, the parties agree that a covenant not to compete is essential to the growth and stability of the business of TSRC as a subsidiary of the Company for a period of time after its acquisition by the Company and to the continuing viability of such business whenever the employment to which this Agreement relates is terminated.

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth and the purchase price for TSRC, the parties agree as follows:

          1. DUTIES. Upon the Effective Date, the Company shall employ and the Executive agrees to be employed as President of TSRC, a subsidiary of the Company, and as such to supervise and direct the entire operation of such subsidiary and perform such different or other duties related to the business as may from time to time be delegated by the Company. In addition, the Executive will be responsible for identifying acquisition opportunities for the Company in the office furniture industry, and will have the authority to negotiate and enter into investment or acquisition agreements for consideration up to $2,000,000 with each such company or companies, subject to the approval of the president of the Company, such approval not to be unreasonably withheld. The Executive shall devote substantially all of his time to such duties, except for reasonable vacation periods, and shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters and shall be





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responsible to the Chief Executive Officer Company. The Executive shall perform his duties from offices located in Richmond, Virginia.

          2. TERM. The Executive's employment hereunder shall continue for a period of three (3) years, beginning on the Effective Date of this Agreement unless earlier terminated pursuant to the terms of this Agreement.

          3. COMPENSATION. The Company shall pay and the Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the following:

                  (a) An annual base salary of One Hundred Fifty Thousand Dollars ($150,000) which may be increased by the Board of Directors of the Company during the term of this Agreement and which shall be paid by the Company in semi-monthly installments starting __________ ,19_;

                  (b) An annual bonus ranging from 0-100% of base salary dependent on achievement of profitability objectives for the Executive's division according to the following schedule:


         Achievement                                 Cash Bonus
         -----------                                 ----------
130% of profitability objective                  100% of annual salary
115% of profitability objective                   40% of annual salary
100% of profitability objective                   25% of annual salary
Less than 100% of profitability objective         No bonus awarded



                  (c) Transferable (subject to federal and state securities law restrictions) stock options for 50,000 shares, exercisable at the initial public offering price of the Company, for a period of ten (10) years from the date of grant, which vest ratably over a three (3) year period. The number of stock options granted, but not the exercise price, shall be subject to adjustments for any stock splits, stock dividends, combinations or subdivisions. Other stock options may be granted yearly in the discretion of the Company's Compensation Committee and approved by the Board of Directors of the Company;

                  (d) A Satellite Acquisition Bonus for actively assisting the Company in acquiring other target companies identified by Executive and the Company (including, but not limited to, conducting research, performing due diligence, reviews of the acquirees and contributing to negotiating in connection with any such acquisition) as follows:

         .5% of the annualized sales in the twelve months preceding the closing date of the Satellite Acquisition.





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                  (e) An automobile allowance of $600 per month for use at the
Executive's discretion to cover automobile expenses, including but not limited to the following: automobile purchase or lease payments; gas, oil and lubrication; insurance and routine maintenance; tire purchases; major repairs; and traffic violations.

                  (f) Payment of 100% of medical insurance premiums for Executive and Executive's spouse and family.

                  (g) Continuation of the $500,000 split-dollar life insurance policy selected by the Company with Executive's designated beneficiary; month;

                  (h) A disability insurance policy with a total benefit of $ ________ per month;

                  (i) Such other benefits as may be made available from time to time to other management employees of the Company with similar years of service as Executive;

                  (j) A minimum of three (3) weeks paid vacation each year;

                  (k) At Executive's option, attendance at such trips, meetings, conferences or other activities offered by vendors of the Company or TSRC, provided, however, that such activities do not interfere with Executive's duties herewith; and

                  (I) Such other items as may be agreed upon by Executive and the Company from time to time, including but not limited to, expense accounts.

         4. ILLNESS, INCAPACITY OR DEATH.

                  (a) If at any time during the term of this Agreement, the Executive becomes Disabled (as defined herein) and he has not breached any of the provisions of this Agreement, compensation shall continue to be paid to him as provided in Paragraph 3 above but only as to the first 90-day period during which he shall be so disabled. The Company may, at its sole option, continue payment of Executive's salary until he is able to return to work or for such period greater than 90 days as the Company elects, or may terminate this Agreement. For purposes of this section "Disabled" shall mean, with respect to Executive, the inability of Executive, by reason of injury, illness or other similar cause (as determined by a licensed physician, selected by the Executive or his representative and approved by the President of the Company), to have performed his duties and responsibilities for a period of one hundred eighty
(180) consecutive days.

                  (b) If Executive should die during the term of this Agreement, Executive's employment and the Company's obligations hereunder shall terminate as of the end of the month in which his death occurs.


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         5. COVENANT NOT TO COMPETE AND NON-DISCLOSURE OF INFORMATION.

                  (a) COVENANT NOT TO COMPETE. The Executive acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Executive agrees to the following:

                  (i) Subject to Section 7 of this Agreement, that during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

                  (ii) That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

                  (iii) That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

                  (v) That during the Restricted Period the Executive will not interfere with, or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, employee or agent of the Company.

                  (b) NON-DISCLOSURE OF INFORMATION. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist





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from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients (the "Proprietary information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

                  In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notice provision (Section 9) of this Agreement.

                  (c) DOCUMENTS. "Documents" shall mean all original written, recorded, or graphic makers whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

                  (d) COMPANY'S CLIENTS. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities.

                  (e) RESTRICTIVE PERIOD. The "Restrictive Period" shall be deemed to be during the term of Executive's employment with the Company and two
(2) years following termination of the Executive's employment with the Company.



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                  (f) RESTRICTED AREA. The Restricted Area shall be deemed to mean any state in which Company does business and within any other county of any state in which the Company is providing service at the time of termination.

                  (g) BUSINESS ACTIVITIES. "Business Activities" shall be deemed to include any business activities concerning selling, distributing, manufacturing or marketing of office supply products or office furniture or office related products provided by the Company and any additional activities which the Company or any of its affiliates may engage in during the term of this Agreement.

                  (h) COVENANTS AS ESSENTIAL ELEMENTS OF THIS AGREEMENT. It is understood by and between the parties hereto that the foregoing covenants contained in Paragraphs 5(a) and 5(b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

         6. COVENANTS TO SURVIVE THIS AGREEMENT. The covenants of Executive contained in Paragraphs 5(a) and 5(b) hereof shall each be construed as an agreement independent of any other provision in this Agreement and shall survive the expiration or termination of this Agreement or any part thereof without regard to the reason therefor. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of either covenant. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of Paragraphs 5(a) or 5(b) (including the provisions incorporated by reference) is in violation of the law of any state where applicable, such sentence, paragraph, clause, or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties hereto. It is the intention of both parties to make the covenants of Paragraphs 5(a) and 5(b) binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of Paragraphs 5(a) or 5(b) is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a reasonable, judicially enforceable limitation in place of the offensive part of the covenant and as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.


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         7. AFFILIATION WITH MEGA FURNITURE. L.L.C. Notwithstanding Paragraph
5(a) above, Executive shall have the authority to act as Chairman of the Board and Chief Executive Officer of Mega Office Furniture, L.L.C. ("Mega") and to continue to engage in the sale, distribution, manufacture and marketing of office furniture on behalf of Mega.

         8. TERMINATION OF EMPLOYMENT.

                  (a) BY THE COMPANY. The Company may terminate the employment of the Executive for Cause (as defined herein) and notice of such termination shall be sent to Executive. "Cause" shall mean the Executive's (i) willful misconduct, (ii) grossly negligent misconduct in the performance of his duties to the Company, (iii) material breach of his obligations under this Agreement,
(iv) failure to comply with the lawful instructions of the Board of Directors or
(v) conviction of, or plea of nolo contendere to a crime involving moral turpitude under federal, state or local laws. Notwithstanding the foregoing, a crime involving tax makers shall not be considered a crime involving moral turpitude.

                  (b) BY THE EXECUTIVE. Subject to the Company's rights pursuant to Section 8(a)(i), (ii) and (v), at any time prior to the expiration of the six
(6) month period following the date hereof, the Executive may terminate the Executive's employment under this Agreement for Good Reason (as hereafter defined) by giving not less than thirty (30) days written notice to the Company setting forth the grounds stating there is "Good Reason." In such event,

                  (i) The Executive shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 3 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; and

                  (ii) The Company shall maintain in full force and effect for the continued benefit of the Executive for the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs;

                  (iii) All options received by Executive pursuant to Paragraph 3(i) hereof shall immediately vest and shall be exercisable in accordance with the terms thereof; and


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                  (iv) The Executive shall receive the sum of Three Million
                  Dollars ($3,000,000) as satisfaction of the earnout obligations set forth in the Amended and Restated Merger Agreement dated as of April 29, 1998 between the Company and TSRC.

                  For purposes of this Agreement, "Good Reason" shall mean:

                  (i) The assignment of duties to the Executive by the Corporation which are materially different from the Executive's duties on the date hereof, any diminution of responsibility or other actions taken by the Company which result in the Executive having significantly less authority and/or responsibility than he had heretofore; or

                  (ii) The removal of the Executive from or any failure to re-elect him to the position of President of TSRC.

                  It shall be within the Executive's sole and absolute discretion and judgment whether Good Reason exists, and such determination shall be conclusive absent bad faith.

         9. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

         1O. MISCELLANEOUS.

                  (a) Governing law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of Virginia.

                  (b) Assignment. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of the rights or obligations hereunder without first obtaining a written consent of the other party.

                  (c) Rights and Remedies. The parties hereto recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character. Either party may, at its option, terminate this Agreement or elect to institute and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to obtain damages, to enforce specific performance of the Agreement, to


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enjoin the other party as appropriate and to recover reasonable attorneys' and costs of prosecuting such action in the event of the occurrence of any of the following:

                           (1) if there is a substantial breach by either party
                  of any of the terms and conditions of this Agreement (other than those set forth in paragraphs 5 and 6 herein), and such breach remains uncured after the expiration of sixty (60) days from the date of receipt of written notice by other party, or

                           (2) if there is a breach by Executive of any of the
                  covenants of paragraphs 5 and 6 of this Agreement.

                  (d) Collateral Agreements. This Agreement constitutes the entire Agreement between the parties respecting the employment of Executive, and there are no representations, warranties or commitments, except as set forth herein. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

                  (e) Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Executive, as the case may be, or when delivered by mail at the following addresses:

                              If to the Company:

                              OFFICE CENTRE CORPORATION
                              38 East 32nd Street
                              New York, New York 10016
                              Attention: Robert J. Gillon, Jr., President

                              If to the Executive:

                              YANCEY S. JONES

                               11311 Dairy Lane
                               Ashland, VA 23005



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

                                        COMPANY:

                                        OFFICE CENTRE CORPORATION


                                        By:
                                           -----------------------------------
                                             Robert J. Gillon, Jr., President

                                        EXECUTIVE:




                                        --------------------------------------
                                        YANCEY S. JONES


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